Exhibit 99.1

Fourth Quarter & Fiscal Year 2009

Earnings Conference Call

March 22, 2010

Thank you. Good afternoon and welcome to the Hexion Specialty Chemicals Fourth Quarter and Fiscal Year 2009 earnings conference call.

Leading today’s call will be:

Craig Morrison, Chairman, President and Chief Executive Officer;

Bill Carter, Executive Vice President and Chief Financial Officer; and

George Knight, Senior Vice President, Finance and Treasurer.

As a reminder, this call is also being webcast and the slides referenced in today’s conference call are available through the hexion.com website, under the investor relations section.

A replay of this call will be available for three weeks and the replay dial-in information is contained in Hexion’s fourth quarter 2009 earnings release.

Before we start, I’d like to review information about forward-looking statements and the use of non-GAAP information as part of this call. As you know, some of our comments today may include statements about our expectations for the future. Those expectations involve risks and uncertainties. We can’t guarantee the accuracy of any forecasts or estimates and we don’t plan to update any forward-looking statements during the quarter. If you would like more information on the risks involved in forward-looking statements, please see our SEC filings, including our recently filed annual report on Form 10-K and the detailed Risk Factors section. In addition, some of our comments may reference non-GAAP financial measures. A reconciliation of the most directly comparable GAAP financial measure and other associated disclosures are contained in our earnings release and on our website. Our earnings releases as well as our recent SEC filings are also available on the Internet at hexion.com.

With that, I’ll now turn the call over to Craig Morrison to discuss our fourth quarter and 2009 results.

Thanks John, and good afternoon. Our fourth quarter 2009 sales declined to $1.1 billion reflecting the contractual pass through of declining raw material costs. Our operating income, however, totaled $36 million versus an operating loss of $876 million in the prior year demonstrating strong cost controls throughout our global operations and volume gains, as well as the absence of terminated merger expenses. Our Segment EBITDA of $106 million jumped sharply versus the year-ago period.

We continued to focus on reducing costs and achieved $51 million in targeted productivity actions during the fourth quarter of 2009 and $148 million in 2009. $125 million in additional productivity actions remain.

In addition, a strong operational focus drove our working capital investment down to a historical low of $376 million at the end of Q409. We plan to continue to prudently manage cash in 2010 considering some of our end markets remain challenged.

Liquidity also remained strong at year-end with $367 million in total cash and available borrowings. In January 2010, we refinanced a portion of our senior credit facility and successfully completed a $1 billion bond offering, which delivered incremental cash to the balance sheet and extended a portion of our term loan maturities. Bill Carter will further discuss the transaction later in the call.

Finally, we were in compliance with our senior secured bank leverage ratio under the covenants for our senior secured bank facility at Dec. 31, 2009. Turning to page 5,

On slide 5, you can see that our fourth quarter 2009 sales declined by 8% reflecting the pass through of lower raw material costs to our customers offsetting volume gains of 5 percent. Operating income rose to $36 million compared to an operating loss of $876 million in the prior year, which included $800 million in terminated merger and settlement costs. Fourth quarter 2009 net loss attributable to Hexion Specialty Chemicals was $6 million versus a loss of $921 million in the prior year.

Segment EBITDA totaled $106 million compared to $46 million, as higher volumes, incremental productivity actions and improving margins compared favorably to the sudden and dramatic downturn we experienced last year in the fourth quarter.

Our fourth quarter 2009 results were highlighted by strong performances in Specialty Epoxy and Phenolic resins, Versatic™ Acids and Derivatives, and our Oilfield resins, while our Coatings and Inks segment continued to benefit from our restructuring efforts.

In addition, comparing the fourth quarter of 2009 to the third quarter of 2009, we saw the moderate impact of seasonality on our results as volumes declined about 2 percent sequentially and we saw a significant increase in many of our raw material feedstocks.

On slide 6, you can see that our 2009 sales declined by 34% reflecting the pass through of lower raw material costs to our customers and volume declines of 18 percent. These year-over-year volume declines took place in the first three quarters of the year.

Operating income rose to $94 million compared to an operating loss of $893 million in the prior year, which included $1.03 billion in terminated merger and settlement costs.

Our 2009 net income was $92 million versus a loss of approximately $1.2 billion in the prior year.

Our Segment EBITDA totaled $385 million compared to $461 million as the first half of the year was negatively impacted by the recession on a year over year basis. However, our earnings steadily recovered throughout 2009 due to incremental productivity actions and modest volume recovery.

Turning to page 7, we were pleased that we continued to close the revenue gap in the fourth quarter of 2009 versus the prior year. With volumes up 5 percent year-over-year, our Q409 results reflect the impact that the contractual pass through of raw materials can have on our top line.

Raw material-driven price decreases accounted for $216 million of the Q409 sales decline, while Hexion recorded a foreign currency translation benefit of $75 million and volumes boosted revenue by $52 million.

Looking at our segments, Epoxy and Phenolic Resins posted a 2 percent increase as positive volumes reflected improved base epoxy run-rates, and in general our higher end specialty product lines performed well. Each of our other three segments posted lower year-over-year sales in the quarter largely driven by lower raw materials.

Full year 2009 sales also illustrate the economic headwinds we experienced as well as the impact of lower raw material costs.

Turning to slide 8 and our segment earnings, you can see the dramatic overall improvement, most notably in our Epoxy and Phenolic Resins segment with a $53 million positive swing as year-ago conditions were extremely volatile with trough-like earnings.

In our Formaldehyde and Forest Products business, North American homebuilding appears to have stabilized but continued to bounce along the bottom of the market during the fourth quarter. However, our Q409 results show resiliency due to improved performance in several international markets.

Our Coatings & Inks segment continues to be driven by growth in some segments and a strong focus on cost. Performance Products’ Segment EBITDA of $24 million represents strong quarterly performance largely driven by the strength of our oilfield proppants business.

Improving volumes during Q409, which translated into better earnings, suggests that customer order patterns are stabilizing. Similar to past quarters, earnings for our specialty-oriented product lines generally continued to be our best performers.

Turning to slide 9 and our full-year segment earnings, our results were characterized by very weak conditions in the first half of the year followed by improving conditions as the year progressed.

We posted a slight decline in our Epoxy and Phenolic Resins segment, as an increase in our specialty epoxy EBITDA and strong results in Versatic™ Acids and Derivatives could not fully offset lower earnings in our base epoxy resins business.

In our Formaldehyde and Forest Products business, earnings reflected lower volumes in North American and European resin businesses. Our formaldehyde results also reflected soft industrial demand. However, we benefited from volume gains in certain international markets including Latin America.

Segment EBITDA in Coatings & Inks increased by $23 million over the prior year, primarily due to gains in our Coatings business, with our dispersions business providing half of the increase. The overall increase was also a result of our productivity actions that focused heavily on this segment in 2009 although we continue to face competitive market pressures going forward.

In Performance Products, earnings reflect softer foundry and oilfield volumes compared to the prior year. We remain encouraged about the long-term growth prospects of our oilfield proppants business which recovered nicely by the end of 2009.

Turning to page 10, the fourth quarter of 2009 also saw us accelerate our productivity program. We achieved $51 million in targeted savings during the quarter, which was the highest total for any quarter in 2008 or 2009.

For 2009, our productivity savings totaled $148 million. As we’ve disclosed, we’ve worked to streamline our operations, resulting in four site closures in 2009 and we idled other sites at times throughout the year in response to the economic downturn. While always a difficult decision, we also reduced our headcount by 18 percent.

At year-end 2009, we had $125 million of in-process productivity savings. Of these, we anticipate that $102 million will be manufacturing related and $23 million will be SG&A-oriented. We expect most of the productivity initiatives to occur over the next 18 months. Our projections include net costs of approximately $69 million to achieve the remaining in-process savings.

As we work to right-size Hexion, we believe that it will position us nicely for the economic recovery.

Turning to page 11, as we have shown you on our past calls, our aggressive cost control efforts are comprehensive in scope and, at year-end 2009, have far exceeded the productivity savings achieved during the year.

While some of these savings reflect lower operating rates, the majority are a result of structural cost improvements. These savings also exclude raw material productivity initiatives.

I’ve highlighted a few categories to illustrate the reductions we’ve achieved, which total approximately $272 million. These are actual documented cost reductions on a year over year basis.

Our intention is to aggressively hold the line on these savings as much as possible even as volumes recover.

Turning to page 12, the impact of our cost reduction initiatives can also be seen in this chart.

While volumes were down on a year-over-year comparison for most of 2009, our EBITDA has generally been trending upward throughout the year.

And, with our volumes up only 5 percent compared to the prior year’s trough-like conditions, our fourth quarter 2009 EBITDA jumped sharply primarily due to productivity actions and strong performances in certain specialty products.

Looking ahead, we continue to believe that as the economy recovers, Hexion is well positioned to benefit from its lower cost structure.

Turning to slide 13, we also worked aggressively throughout 2009 to manage cash flow resulting in a reduction in working capital of $303 million compared to year-end 2008.

This drove working capital to 9.3% of 2009 sales vs. 13.1% in 2007 and 11.1% in 2008 as part of our multi-year focus on building business processes and systems that maximize cash.

The reduction in cash usage has been driven by fewer days on hand which accounted for $172 million, lower raw material costs accounted for $176 million and the net benefit of a receivables sale accounted for $58 million of the working capital decrease. Partially offsetting these cash reductions were higher sales volumes.

Bill and I continue to hold detailed monthly cost and cash reviews with each division focusing on all categories that impact cash.

Turning to the next slide, while we’ve worked hard to reduce costs and conserve cash in 2009, we’ve also made the strategic decision to continue to invest in high growth global regions and product lines to include new facilities in Brazil, Russia, Germany and Korea. Additionally, we continue to invest in North America to support our Oilfield business with multiple locations being added over the past 18 months.

On the right side of the page, we’ve highlighted a recent announcement of additional investment in Korea that will create a stronger global manufacturing network for our Versatic™ Acids & Derivatives business.

This new construction will help us meet the growing demand for Cardura monomer, which is a key raw material in environmentally advanced paints and coatings. Construction began this quarter and completion is expected before the end of the year.

I’ll now turn the call over to Bill to further discuss our segment results and our recent refinancing.

Thank you, Craig. Turning to our Epoxy and Phenolic Resins segment, our fourth quarter 2009 revenue totaled $457 million, increasing 2% versus 2008, with volume gains of 7%, favorable currency translation of 6% and negative price/mix of 11%.

Quarterly Segment EBITDA increased by $53 million versus the prior year and EBITDA margins rose to 11.2% supported by lower processing costs and productivity gains.

Our results reflected strong performances in our Specialty Epoxy business, particularly from Asia-based wind energy customers, Versatic™ Acids & Derivatives and our Phenolic Resins business, with stronger volumes in our North America market.

In addition, our base epoxies and intermediates business showed positive year-over-year volumes for the first time in 2009, although the business continues to face competitive pressure impacting margins.

We are also closely watching raw material costs as Hexion has announced several pricing actions to keep pace with inflationary trends. Turning to the next slide, in our Formaldehyde and Forest Products segment, sales decreased 16% to $339 million with volume gains of 8% and favorable currency translation of 8%, offset by price/mix declines of 32% largely driven by the pass-through of falling raw material prices.

Our year-over-year revenue reflected lower but stable demand for N. American forest product resins due to housing, while our N. American formaldehyde volumes were nearly flat vs. prior year. Volumes in international markets, however, were generally favorable.

You’ll also see a higher sales decline in this segment as a greater percentage of our customers have a contractual pass through agreement with us for raw materials swings.

Turning to our Segment EBITDA, softer earnings in Europe accounted for the majority of our EBITDA decline, partially offset by improved results in Australia and New Zealand.

Finally, we’re pleased to bring two new Forest Products sites online as we head into 2010. As we’ve said before, we are capitalizing on growth opportunities projected for Latin America and Eastern Europe.

Turning to the next slide, in our Coatings and Inks segment, sales totaled $219 million, an 8% decrease versus the prior year resulting from price/mix declines of 11%, volume declines of 3%, and positive currency translation of 6%.

Despite lower sales, Q409 EBITDA improved due to strengthening margins and productivity actions rather than any significant turnaround in demand.

In addition, both our Coatings and Inks businesses had positive year-over-year EBITDA comparisons in Q409 contributing to the overall segment results.

We’ve also recently announced a number of price increases in our C&I business as we work to maintain pace with recent raw material inflation.

Turning to our Performance Products segment, revenue declined by 17%, caused by unfavorable price/mix of 14%, volume declines of 4% and positive currency translation of 1%. Regarding volume decline, our results reflect a slight increase in Oilfield volumes offset by declines in Foundry resins. Pass-through of falling raw materials also impacted our sales variance.

Our segment EBITDA reflects strong results in our Oilfield business and a slight increase in our Foundry resins business compared to the prior year. Our Oilfield business benefited from increased drilling activity in Canada and positive trends in rig counts in Q409. We also continued to benefit from the trend toward horizontal fracturing, which uses significantly higher amounts of proppants compared to vertical wells.

Turning to slide 20 and our balance sheet, we were pleased with our ability to generate cash from operations in 2009, which totaled $355 million. As Craig indicated, we aggressively focused on working capital and saw a decline of $303 million during the year. The continued reduction was primarily due to improvements in inventory and accounts receivable efficiency, as well as lower raw material costs. It is likely, however, that some of these gains will reverse themselves in 2010 due to likely volatility in raw material costs and an anticipated gradual recovery in volumes.

Regarding our capital expenditures, we invested $131 million in 2009, which included $26 million related to our productivity savings initiatives. In 2010, we anticipate base capital expenditures of approximately $123 million plus $37 million in additional productivity-related investments.

During the fourth quarter, we also redeemed $34 million in face value of Industrial Revenue Bonds. In addition, despite experiencing the worst recession in years, Hexion de-levered opportunistically throughout the year with net debt decreasing $367 million in 2009.

Turning to our liquidity, Hexion had cash plus borrowing availability under its credit facilities of $367 million at December 31, 2009, excluding the impact of our January 2010 refinancing.

Regarding our refinancing, let me quickly provide an overview on slide 21.

We entered into an amendment to our Senior Secured Credit Facilities in January 2010 and extended the maturity of ~ $957 million of term loans by two years.

We also issued $1 billion aggregate principal amount of senior secured notes due 2018. Net proceeds of $993 million from the issue were used to repay $800 million of Hexion’s U.S. term loans under the Senior Secured Credit Facility and to provide incremental cash of $162 million on the balance sheet.

In addition, we renewed commitments for our revolving credit facility, which will take effect upon the May 31, 2011 maturity of the existing revolver. The new commitments total $200 million and will extend the availability of our revolver to 2013.

Finally, with incremental cash from the refinancing, pro forma liquidity at year-end was $529 million. Now, let me turn the call back over to Craig to wrap-up.

Thanks Bill. In summary, our Q409 results reflected positive volume comparisons, strength in certain specialty products and the Company’s cost control initiatives. We have continued to aggressively reduce our infrastructure costs, demonstrated by productivity actions of $51 million in Q409 and $148 million in 2009 with plans to continue these initiatives in 2010.

We also remain focused on strategic growth opportunities. Our new plant currently under construction in Korea follows our recent expansions in Russia and Brazil.

Looking at 2010, a high level of uncertainty regarding customer demand remains. We were encouraged by our fourth quarter 2009 results and we are guardedly optimistic that the signs of stabilization in several end markets will continue to drive a gradual improvement in our volumes.

We believe we are well positioned to benefit as the global economy recovers based on the continued achievement of our productivity initiatives and growth from specialty product applications.

We also believe that our recent refinancing improved our debt profile and we appreciate the support of many of you on the call that were involved with this transaction. Thank you for your continued interest in Hexion. I will now return the call back to John.

Thanks, Craig. Operator, we’d now like to open the lines for questions, if you could please remind our callers of those instructions.

###